Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-52648, 333-120968, 333-148339, 333-159590 and 333-171941) pertaining to the Employee Stock Based Compensation Plans of Endo Pharmaceuticals Holdings, Inc. of our reports dated March 16, 2010, with respect to the consolidated financial statements and schedule of Penwest Pharmaceuticals Co. and the effectiveness of internal control over financial reporting of Penwest Pharmaceuticals Co. included in this Current Report on Form 8-K of Endo Pharmaceuticals Holdings, Inc. as of and for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Hartford, Connecticut

May 31, 2011